Exhibit 99.1

For Immediate Release	Kronos Contact:	Paul Lacy

(978) 947-4944

placy@kronos.com

KRONOS® REPORTS THIRD-QUARTER FISCAL 2006 RESULTS

Revenue and Earnings In Line With Updated Guidance

CHELMSFORD, Mass., July 27, 2006 — Kronos® Incorporated (Nasdaq: KRON) today reported total revenue for the third quarter of Fiscal 2006 of $141.4 million compared to $130.0 million for the same period a year ago. GAAP net income for the third quarter of Fiscal 2006 was $10.3 million, or $0.32 per diluted share compared to $12.6 million, or $0.39 per diluted share, for the same period a year ago. Third-quarter Fiscal 2006 earnings include a charge of $0.09 per diluted share for stock-based compensation, which is not reflected in the previous year’s third-quarter earnings. Third-quarter Fiscal 2006 earnings also include a charge for amortization of intangible assets of $0.04 per diluted share. The charge for amortization of intangible assets was $0.03 per diluted share for the same period a year ago.

For the nine-month period, total revenue was $412.8 million as compared to $368.9 million for the first nine months of the prior year. For the nine-month period, GAAP net income was $26.4 million, or $0.82 per diluted share, compared to $34.5 million, or $1.06 per diluted share, for the same period last year. Earnings for the first nine months of Fiscal 2006 include a charge of $0.27 per diluted share for stock-based compensation, which is not reflected in earnings for the first nine months of Fiscal 2005. Earnings for the first nine months of Fiscal 2006 also include a charge for amortization of intangible assets of $0.11 per diluted share. The charge for amortization of intangible assets was $0.07 per diluted share for the first nine months of Fiscal 2005.

Kronos’ third-quarter results mark the company’s 106th consecutive quarter of year-over-year revenue growth and 77th consecutive quarter of profitability, continuing one of the longest records of growth and profitability in the software industry (Note 1).

Total deferred maintenance, professional services, and product revenue on the balance sheet at the end of the third quarter of Fiscal 2006 totaled $152.2 million. In addition to this deferred revenue, Kronos has a backlog of uncommitted professional services engagements of approximately $57.0 million.

Kronos exited the third quarter of Fiscal 2006 with $178.2 million in cash and investments and no debt. Days sales outstanding for the quarter was 66 days. During Q3 Fiscal 2006, Kronos repurchased 164,607 shares of common stock for $6.5 million, and made payments on acquisitions of $4.5 million. For the nine-month period, the company has repurchased 503,857 shares of common stock for $20.6 million, and made payments on acquisitions of $13.1 million.

“For both Q3 and the nine months of Fiscal 2006, we continued to grow revenue and earnings, excluding charges related to stock option expense and amortization of intangible assets,” said Kronos Chief Executive Officer Aron Ain. “That being said, we remain keenly aware of the recent variability in our revenue stream and are focused on improving predictability as we continue to execute on our strategy to grow the company. In particular, we believe that our planned acquisition of Unicru, with its significant recurring revenue stream and highly complementary solution, marks an important step in delivering on these objectives. Acquiring Unicru expands our value proposition, offering customers of both organizations the benefits of a combined talent management and workforce management solution to optimize workforce performance. Ultimately, we believe that the Kronos-Unicru combination is not only a natural one, but one which fundamentally changes the game in our industry, carries forward our commitment to solving customers’ greatest workforce management challenges, and positions us to continue to expand our business.”

Third-Quarter Highlights

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Technology and market leadership further extended with the newest release of the Workforce Central® suite — With the launch of Workforce Central 5.2 in Q3, Kronos further extended its position as the leading workforce management solutions provider. Kronos’ innovative and comprehensive suite of applications enables organizations to create a Demand-Driven Workforce Management environment by aligning complex workforces with business drivers, regulatory requirements, and employee needs to optimize organizational performance. The new release features dozens of significant enhancements to all products, as well as the introduction of new modules such as Workforce Operations Planner™, a collaborative, enterprise budgeting solution for long-term labor forecasting and demand driven workforce management for the retail sector.

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ClarityMatters acquisition delivers on Workforce Analytics vision — Recognizing the growing role of business intelligence in managing the workforce, Kronos acquired privately held ClarityMatters, a workforce analytics solution provider and business analytics consulting firm. The ClarityMatters solution is being offered as Workforce Analytics™, a best-in-class business intelligence tool optimized for workforce management that is fully integrated with the other powerful applications in the Workforce Central suite.

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Healthcare industry leadership — Highlighting the company’s continued growth, sustained profitability, and focus on the healthcare industry, leading analyst firm Gartner, Inc. positioned Kronos in the “Market Forces” category in “The U.S. Healthcare ERP Market Looks for Innovation” written by John-David Lovelock, Chad Eschinger, and Vi Shaffer and published on April 18, 2006. According to Gartner, "Market force vendors are typically companies that have more than 10 percent of market share. Vendors in this space have an established healthcare reputation and market penetration.”

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Notable customer wins — Organizations across a wide range of industries continue to choose Kronos solutions to staff, develop, deploy, track, and reward their workforce. Notable wins during the quarter included:

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The State of Colorado Department of Human Services purchased Kronos’ time and labor and absence management applications for thousands of employees at hundreds of locations. This customer selected Kronos because of its superior product and service capabilities, and its longstanding relationship with the company.

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Somerfield, a leading UK grocer, has selected Kronos for Retail to optimize the deployment of 50,000 colleagues across its 1,100 store chain. Somerfield's deployment of Kronos for Retail will enable an integrated demand-driven approach to workforce management, including budgeting, forecasting, scheduling, and time and attendance. This will allow the organization to increase productivity, and improve customer and employee satisfaction.

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Carilion Health System, a physician clinic and hospital network, signed an agreement for 12,000 employee licenses of Workforce Central, including absence management, which will be deployed across multiple locations. Carilion will utilize Kronos’ attendance and leave applications to streamline the process and reduce costs associated with their compliance to the Family Medical Leave Act (FMLA).

Outlook

In anticipation of the closure of the planned acquisition of Unicru, Inc. on July 31, 2006, Kronos management offers the following guidance for the fourth quarter of Fiscal 2006 and Fiscal Year 2006:

Fourth-Quarter Fiscal 2006:

•	Total revenue is expected to be in the range of $157.0-$165.0 million.
•	Net income per diluted share is expected to be in the range of $0.41-$0.47.
•	The charge for stock-based compensation, which is included in the above-mentioned range of earnings expectations, is expected to be approximately $0.09 per diluted share.
•	The charge for amortization of intangible assets, which is included in the above-mentioned range of earnings expectations, is expected to be approximately $0.07 per diluted share.
•

Earnings guidance for the fourth quarter of Fiscal 2006 includes a one-time charge of $0.01 per diluted share for the repatriation of earnings from foreign subsidiaries, under Internal Revenue Code section 965.

Fiscal Year 2006:

•	Total revenue is expected to be in the range of $570.0-$578.0 million.
•	Net income per diluted share is expected to be in the range of $1.23-$1.29.
•	The charge for stock-based compensation, which is included in the above-mentioned range of earnings expectations, is expected to be approximately $0.36 per diluted share.
•	The charge for amortization of intangible assets, which is included in the above-mentioned range of earnings expectations, is expected to be approximately $0.18 per diluted share.
•	Earnings guidance for Fiscal Year 2006 includes a one-time charge of $0.01 per diluted share for the repatriation of earnings from foreign subsidiaries, under Internal Revenue Code section 965.

Conference Call Webcast

Kronos senior management plans to review its third-quarter Fiscal 2006 results during a conference call today beginning at 4:30 p.m. Eastern. The conference call will be webcast live at http://www.kronos.com/invest and will be available for replay purposes.

About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

Safe Harbor Statement

This press release contains statements about the business prospects and estimates of Kronos’ financial results for future periods that are forward-looking statements that involve a number of risks and uncertainties, including the performance estimates and statements relating to earnings and revenue growth and profitability, the ability to close potential product sales transactions, the ability to realize revenues from the sales pipeline and backlog, market acceptance of our new products and enhancements, including those formerly offered by AD OPT Technologies, our ability to monitor and manage discretionary costs, growth in the market for our products and within the economy generally, and potential acquisitions. These statements are based on management’s expectations of future events as of the date of this press release, and Kronos assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Among the important factors that could cause actual operating results to differ materially from those indicated by such forward-looking statements are delays in product development, including enhancements to existing products, product performance issues, competitive pressures, general economic conditions, possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangement and the risk factors detailed in the company’s Annual Report on Form 10-K filed with the SEC on December 9, 2005 and its quarterly report on Form 10-Q filed with the SEC on May 11, 2006. The timing of the release of new products or product enhancements will take place if and when available and at the sole discretion of Kronos.

Note 1: Excluding a one-time special charge in the second quarter of Fiscal 2001.

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© 2006 Kronos Incorporated, Kronos, Workforce Central, and the Kronos logo are registered trademarks and Workforce Analytics is a trademark of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

KRONOS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
UNAUDITED

	Three Months Ended		Nine Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net revenues:
Product	$53,639	$53,366	$160,664	$152,949
Maintenance	49,103	43,780	142,582	124,899
Professional services	38,636	32,845	109,598	91,040

	141,378	129,991	412,844	368,888
Cost of sales:
Costs of product	10,900	11,988	36,369	35,012
Costs of maintenance	14,889	11,293	43,655	33,416
Costs of professional services	31,024	26,920	91,534	76,591

	56,813	50,201	171,558	145,019

Gross profit	84,565	79,790	241,286	223,869
Operating expenses and other income:
Sales and marketing	42,631	36,547	123,798	107,025
Engineering, research and development	14,841	12,707	41,764	37,523
General and administrative	11,571	11,590	35,653	28,582
Amortization of intangible assets	1,479	1,160	4,686	3,450
Other income, net	(1,653)	(1,119)	(5,018)	(4,432)

	68,869	60,885	200,883	172,148
Income before income taxes	15,696	18,905	40,403	51,721
Provision for income taxes	5,363	6,276	13,992	17,211

Net income	$10,333	$12,629	$26,411	$34,510

Net income per common share:
Basic	$0.32	$0.39	$0.83	$1.08

Diluted	$0.32	$0.39	$0.82	$1.06

Weighted-average common shares outstanding:
Basic	32,030,501	31,985,327	31,913,196	31,822,612

Diluted	32,294,587	32,583,532	32,272,370	32,672,326

Stock-based compensation expense:
Costs of product	$98	$--	277	$--
Costs of maintenance	313	--	902	--
Costs of professional services	651	--	1,847	--
Sales and marketing	1,393	--	4,049	--
Engineering, research and development	677	--	2,347	--
General and administrative	1,066	--	3,215	--

	$4,198	$--	$12,637	$--

KRONOS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
UNAUDITED

	July 1, 2006	September 30, 2005
ASSETS
Current assets:
Cash and equivalents	$80,965	$43,492
Marketable securities	74,182	37,078
Accounts receivable, less allowances of $9,734
at July 1, 2006 and $11,156 at September 30, 2005	107,524	120,746
Deferred income taxes	7,281	10,937
Other current assets	23,168	20,142

Total current assets	293,120	232,395
Marketable securities	23,064	59,865
Property, plant and equipment, net	59,735	56,158
Customer related intangible assets	30,952	31,085
Other intangible assets	15,242	15,818
Goodwill	157,760	142,665
Capitalized software, net	22,792	23,092
Other assets	20,927	18,348

Total assets	$623,592	$579,426

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,320	$9,013
Accrued compensation	45,764	43,379
Accrued expenses and other current liabilities	24,316	27,877
Deferred product revenues	2,739	3,938
Deferred professional service revenues	21,506	36,530
Deferred maintenance revenues	120,712	102,038

Total current liabilities	225,357	222,775
Deferred maintenance revenues	7,215	4,921
Deferred income taxes	13,036	15,261
Other liabilities	5,052	4,435
Shareholders' equity:
Preferred Stock, par value $1.00 per share: authorized 1,000,000 shares,
no shares issued and outstanding	--	--
Common Stock, par value $.01 per share: authorized 50,000,000 shares, 31,970,308 and
31,724,460 shares issued at July 1, 2006 and September 30, 2005, respectively	320	317
Additional paid-in capital	65,848	52,802
Retained earnings	304,406	277,995
Accumulated other comprehensive income:
Foreign currency translation	2,771	1,307
Net unrealized (loss) on available-for-sale investments	(413)	(387)

	2,358	920
Total shareholders' equity	372,932	332,034

Total liabilities and shareholders' equity	$623,592	$579,426